Exhibit 8.2

Baker Tilly Virchow Krause, LLP
777 E Wisconsin Ave, 32nd Floor
Milwaukee, WI 53202-5313
tel 414 777 5500
fax 414 777 5555
bakertilly.com

September 10, 2018

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

2290 North Mayfair Road

Wauwatosa, Wisconsin 53226

WISCONSIN CORPORATION FRANCHISE TAX OPINION

Ladies and Gentlemen:

You have requested Baker Tilly Virchow Krause, LLP's (Baker Tilly's) opinion regarding the material Wisconsin corporation franchise tax consequences that will result from the reorganization (“Reorganization”), of The Equitable Bank S.S.B, a Wisconsin-chartered mutual savings bank (the “Bank” or “Stock Bank,” as the context requires), to a stock bank subsidiary of a mid-tier stock holding company in a mutual holding company structure with a contemporaneous stock issuance by the newly formed mid-tier holding company. The related transactions will be executed pursuant to the “Plan of Reorganization of The Equitable Bank S.S.B. from a Mutual Savings Bank to a Mutual Holding Company” dated September 6, 2018 (the “Plan of Reorganization”). The Plan of Reorganization’s integrated transactions are described below.

In rendering our opinion, we have relied on the facts, assumptions, and federal income tax conclusions set forth in the Plan of Reorganization and the “Federal Income Tax Consequences of Mutual Holding Company Reorganization” (“Federal Tax Opinion”) issued by Luse Gorman, PC (the "Law Firm") on September 10, 2018. If any of the facts, assumptions, or federal income tax conclusions in the Plan of Reorganization or the Law Firm's Federal Tax Opinion are inaccurate or incorrect, the opinion we express herein may require modification. Any terms used herein but not defined herein will have the same meaning as set forth in the Plan of Reorganization or in the Federal Tax Opinion dated September 10, 2018 and described above.

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

We have not considered any non-income tax or state, local, or foreign income tax consequences other than for the Wisconsin Corporation Franchise Tax. Therefore, but for purposes of the Wisconsin Corporate Franchise Tax, we do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities affecting, or otherwise having a bearing on, any other state, local, or foreign tax issues.

In arriving at our opinion, we have examined originals or copies, certified or otherwise, of the Plan of Reorganization and other documents that we deemed necessary or appropriate to enable us to render the opinion. We have assumed conformity to the originals of all documents submitted to us as copies. We have also relied upon the assumptions that (i) all signatures are genuine and all documents submitted to us, both originals and copies, are authentic, (ii) each document examined by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been or will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority, and capacity to enter into, execute, and perform all obligations under those documents, and to observe and perform the terms and conditions thereof, and (iv) the factual matters, statements, and recitations contained in the documents are accurate, true, and complete. The management of The Equitable Bank S.S.B. has represented to us that we have been provided all of the facts necessary to render our Wisconsin state tax opinion.

For purposes of this opinion, we are relying on the representations as to factual matters provided to us by The Equitable Bank, S.S.B. (“Bank,” or “Stock Bank,” as the context requires), TEB MHC, a to-be-formed Wisconsin-chartered mutual holding company (“MHC”), and TEB Bancorp, Inc., a Maryland stock corporation and proposed subsidiary holding company (“Holding Company”), as set forth in the certificates for each of those aforementioned entities and signed by their authorized officers.

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

Our opinion is based upon the current provisions of Chapter 71 of the Wisconsin Statutes (“Wis. Stats.”), Chapter 2 of the Wisconsin Administrative Code - Wisconsin Department of Revenue (“Wis. Admin. Code”), Wisconsin Department of Revenue published tax releases, existing Wisconsin court decisions, and the applicable references to federal tax law, any of which could be changed. 1 Any changes made in the future may be retroactive and could significantly modify the statements and opinions expressed below. In addition, any changes to the stated facts and assumptions upon which this opinion is based could affect our conclusions. This opinion is as of the date indicated. We disclaim any obligation to advise you of any change in the matters considered herein after the date of the opinion letter.

Any written tax advice provided as part of this engagement is not intended and should not be construed or interpreted to be a Covered Opinion as defined in Section 10.35 of Circular 230 ("Covered Opinion").

Pursuant to the rules of professional conduct set forth in Circular 230, as promulgated by the United States Department of the Treasury, nothing contained in this communication was intended or written to be used by any taxpayer for the purpose of avoiding penalties that may be imposed on the taxpayer by the Internal Revenue Service or the Wisconsin Department of Revenue, and it cannot be used by any taxpayer for such purpose. No one, without our express prior written permission, may use or refer to any tax advice in this communication in promoting, marketing, or recommending a partnership or other entity, investment plan or arrangement to any other party.

PROPOSED TRANSACTION

On September 6,, 2018, the Board of Directors of Bank unanimously adopted the Plan of Reorganization providing for the Reorganization of Bank from a Wisconsin-chartered mutual savings bank to a mutual holding company, with the savings bank organized in capital stock form. Bank will be owned by Holding Company, a Maryland stock organized holding company. As part of the Reorganization, shares of Holding Company Common Stock will be offered to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members following priorities specified in the Plan of Reorganization. For what are represented to be valid business purposes, Bank’s Board of Directors has decided to convert to a mutual holding company structure pursuant to applicable statutes. The following steps are proposed:

1 Unless specifically noted, all “section” references are to the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder.

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

i.	Bank will organize a Wisconsin-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim One”);

ii.	Interim One will organize a Wisconsin-chartered interim stock savings bank as a wholly-owned subsidiary (“Interim Two”);

iii.	Interim One will organize a wholly-owned subsidiary, TEB Bancorp, Inc. (“Holding Company”), as a stock corporation under the laws of the State of Maryland;

iv.	Bank will convert to stock form by amending and restating its articles of incorporation to Wisconsin stock savings bank articles of incorporation and thereby become a stock savings bank, Stock Bank (the “F Reorganization”) and Interim One will become the wholly-owned subsidiary of Stock Bank. In the F Reorganization, members of Bank will constructively exchange their ownership interests (consisting of liquidation rights and limited voting rights) in Bank for ownership interests (consisting of liquidation rights and limited voting rights) in MHC;

v.	the shares of common stock of Interim One will be cancelled and Interim One will exchange its articles of incorporation for Wisconsin mutual holding company articles of incorporation to become TEB MHC (“MHC”);

vi.	simultaneously with steps (iv) and (v), Interim Two will merge with and into Stock Bank, with Stock Bank as the resulting subsidiary of MHC, and all of the initially issued stock of Stock Bank will be transferred to MHC by Stock Bank members in exchange for liquidation rights in MHC (the “351 Transaction”); and

vii.	MHC will contribute the capital stock of Stock Bank to Holding Company, and Stock Bank will become a wholly-owned subsidiary of Holding Company.

viii.	Contemporaneously with the Reorganization described above, Holding Company will offer less than 50% of its outstanding shares of Common Stock in the Subscription Offering and, if applicable, the Community Offering (steps (vii) and (viii) are referred to herein as the “Secondary 351 Transaction”).

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

Persons who, as of the date of the Reorganization, hold depository rights in connection with Bank will subsequently hold such rights solely with respect to Stock Bank. Each deposit account with Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions.

The principal purpose of the Reorganization is to structure Bank in a corporate form that enables it to access capital sources not available to mutual savings banks. Holding Company will have the power to issue shares of stock (consisting of common and preferred stock) to persons other than MHC. However, as long as MHC is in existence, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than MHC. No non-voting shares will be issued as of the date of the Reorganization.

WISCONSIN CORPORATION FRANCHISE TAX ANALYSIS

The Federal Tax Opinion issued by Luse Gorman, PC concluded that the Reorganization will more likely than not be treated as a “tax free” transaction under section 368 and other sections of the Internal Revenue Code that apply to the transaction. This section analyzes the Wisconsin franchise tax consequences of the Reorganization in the context of the Federal Tax Opinion.

Wisconsin imposes an income tax under Sec. 71.23(1) Wis. Stats. on the Wisconsin net income of foreign corporations that own property within the state; derive income from sources or activities within the state; or whose business in the state consists exclusively of interstate or foreign commerce (or both). The income tax only applies if such foreign corporations are not subject to the franchise tax imposed by Sec. 71.23(2) Wis. Stats.

A franchise tax is imposed on domestic and foreign corporations under Sec. 71.23(2) Wis. Stats. on the net income of corporations that are not subject to Wisconsin’s income tax. The tax is levied on corporations for the privilege of exercising their franchise or doing business in the state. All corporations organized under the laws of Wisconsin are subject to the franchise tax. All foreign corporations having nexus with Wisconsin report their net income or loss under the franchise tax.

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

The corporations involved in the Reorganization transaction—MHC, Bank, and Holding Company—fall within Wisconsin’s definition of a “financial organization”. While Sec. 71.25(10)(a) Wis. Stats. with respect to income allocation and apportionment does not include bank holding companies in the definition of the term, this section defines the term as banks, trust companies, savings, industrial, and land banks, safe deposit companies, private bankers, savings and loan associations, credit unions, cooperative banks, small loan companies, sales finance companies, investment companies, and brokerage houses. The definition also applies to a subsidiary of a financial organization when a significant purpose of the subsidiary is to hold investments. The Wisconsin Administrative Code expands the definition of a financial institution to include a bank holding company or savings bank holding company. A “financial institution” is any financial organization, whether incorporated or organized under federal law or under the laws of any state or foreign country as defined in Rule Tax Sec. 2.49(2)(g) Wis. Admin. Code. More specifically, the following entities are included in this definition:

1)	A bank holding company, as defined in Wis. Stat. s. 221.0901(2)(c), including a federal bank holding company, an in-state bank holding company, an out-of-state bank holding company, and foreign bank holding company;

2)	A bank, as defined under 12 USC 1841(c), including a national bank organized and existing as a national bank association pursuant to 12 USC Ch. 2 and a state bank organized and operating under ch. 221, Stats.;

3)	A savings and loan holding company defined under 12 USC 1467a(1)(D) or Wis. Stat. s. 215.01(24m);

4)	A savings bank holding company, as defined in Wis. Stat. s. 214.01(1)(tm);

5)	A savings association or federal savings bank, as defined in 12 USC 1813(b), including a savings and loan association, building and loan association, or cooperative bank, and an association, as defined in Wis. Stat. s. 215.01(1), and a savings bank, as defined in Wis. Stat. s. 214.01(1)(t);

6)	A trust company operating as a fiduciary under ch. 223, Stats., or a corporation, limited liability company, association, partnership, business trust, or other legal entity authorized to act as a trustee, personal representative, executor, administrator, guardian, conservator, assignee, or agent or in any other fiduciary capacity for individuals and businesses in the administration of trust funds, estates, and custodial arrangements, in stock and bond transfer and registration, in fiduciary investment and estate planning, and other related services;

7)	An industrial bank, industrial loan company, or similar organization as described in 12 USC 1841(c)(2)(H);

8)	A safe deposit company that maintains vaults for the deposit and safe-keeping of valuables and rents compartments or boxes to customers who have exclusive access to these compartments or boxes, subject to the oversight and under the rules and regulations of the company;

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

9)	A private banker including an unincorporated entity operated as a partnership that specializes in investing and managing the money of private clients;

10)	Any corporation engaged in international or foreign banking that is organized under 12 USC 611 to 633;

11)	Any agency or branch of a foreign depository as defined in 12 USC 3101;

12)	Any credit union to the extent not exempt under Wis. Stat. s. 71.26(1)(a) and Wis. Stat. s. 186.113(20);

13)	A production credit association organized under 12 USC 2071 or a land bank created under the Federal Farm Loan Act;

14)	A consumer finance company, small loan company, or a sales finance company licensed under ch. 218, Stats.;

15)	A mortgage banker, as defined in Wis. Stat. s. 224.71(3);

16)	A credit card bank described in Wis. Admin. Code s. 2.49(2)(g)(1) through s. 2.49(2)(g)(16); or

17)	Any subsidiary of an entity, if a significant purpose for the subsidiary is to hold investments or if the subsidiary primarily functions is to hold investments, as provided in Wis. Stats. s. 71.25(10)(a)(2).

Wisconsin’s income and franchise tax treatment of corporate reorganizations is largely federalized. Gain or loss is recognized or deferred under the same circumstances. This follows from the fact that the definition of “net income” is based on the Internal Revenue Code. Sec. 71.26(2)(a) Wis. Stats. provides, “The ’net income’ of a corporation means the gross income as computed under the Internal Revenue Code” with modifications. Sec. 71.26(3) Wis. Stats. states, “The income of a corporation shall be computed under the Internal Revenue Code . . . as modified in the following ways:” and subsequently lists those sections of the Internal Revenue Code which Wisconsin does not adopt in part or in whole.

Act 231, Laws of 2017 updated Wisconsin’s federal Internal Revenue Code reference used to define net income to the Internal Revenue Code in effect at Dec. 31, 2017. Certain provisions enacted by the federal government after this date are incorporated into Wisconsin’s Internal Revenue Code reference. The WI Act 231 update for tax years beginning on or after Dec. 31, 2017 is Sec. 71.22(4)(L) Wis. Stats.

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

The key Internal Revenue Code provisions cited in the Federal Tax Opinion issued by the Law Firm are:

➢	section 351

➢	section 354

➢	section 356

➢	section 358

➢	section 362

➢	section 368

➢	section 381

➢	section 1012

➢	section 1032

➢	section 1223

Wisconsin conformity to these Internal Revenue Code sections is provided under Sec. 71.26(3) Wis. Stats. However, section 381 “relating to carry-overs in certain corporate acquisitions” is modified so that its provisions apply to net business loss carry-forwards and credits under Sec. 71.28 Wis. Stats. instead of to federal credits and federal net operating losses. Other federal tax attributes carry over and are recognized for Wisconsin corporation income and franchise tax purposes. Stock Bank will succeed to and take into account Bank’s earnings and profits or deficit in earnings and profits, as of the date of the Reorganization. For purposes of section 381, Stock Bank will be treated the same as Bank, and therefore, Bank’s tax year will not end as a result of the conversion of Bank to stock form and Stock Bank will not be required to obtain a new employer identification number.

The Wisconsin Department of Revenue has affirmed IRC conformity to the sections noted above in a series of private letter rulings. The rulings cover a range of “tax free” reorganizations under section 368(a)(1) including types “A”, “D”, “E”, and “F”. Two such rulings are discussed below.

Wisconsin PLR No. W9524005, issued March 24, 1995, analyzed the Wisconsin income and franchise tax consequences of a Wisconsin bank’s creation of a new Illinois subsidiary to house its credit card operations followed by the distribution of the subsidiary stock to its parent corporation, a first tier Wisconsin bank holding company. The banking and credit operations prior to the reorganization were conducted by a national banking association headquartered in Wisconsin. The association was 100% owned by the first-tier bank holding company. The business purpose of the transactions, as stated in the ruling request, was to “enable the credit card business to compete more effectively with other national credit card businesses.” The Department of Revenue ruled that to the extent the series of transactions met the federal income tax requirements for a “D” reorganization along with the related basis and holding period conditions, Wisconsin would provide the same treatment. The ruling stated:

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

The Wisconsin net income of a corporation is determined under the Internal Revenue Code, as defined in sec. 71.22(4) Wis. Stats with certain modifications. Internal Revenue Code secs, 312, 355, 358, 361, 362, 368, 1032 or 1223 are not excluded from the Internal Revenue Code in effect for Wisconsin purposes nor are these Code sections modified in sec. 71.26(3) Wis. Stats. (1993-94). Therefore, these Internal Revenue Code sections will apply to the three separate Wisconsin taxpayers involved in these transactions.

Wisconsin PLR No. W8930005, issued May 8, 1989, opined on the Wisconsin income and franchise tax impact of a reorganization implemented by a publicly held corporation and several wholly-owned subsidiaries. The proposed transaction involved merging two subsidiaries organized under Wisconsin law with a subsidiary domiciled in Kentucky. The merger was to be executed in two steps, under the laws of Kentucky and Wisconsin with a Wisconsin entity remaining as the survivor. Both mergers qualified as “A” mergers under section 368(a)(1)(A).

The Department of Revenue held that if the proposed mergers qualified as “tax free” under section 368(a)(1)(A) and the three subsidiaries were each a “party to a reorganization” as defined by section 368(b), Wisconsin would also consider the mergers to be “tax free” reorganizations. Similarly, the Department stated that Wisconsin would follow the federal application of: section 358(a) – basis of stock received by the parent; section 361(a) – no gain or loss recognition to parent or subsidiaries; section 362(b) – carryover basis to the survivor of the merged subsidiaries; and section 1223(1) – continuation of parent’s holding period for the subsidiaries’ stock. The ruling’s Analysis paragraph stated:

Beginning with the 1987 taxable year, the Wisconsin net income of a corporation is determined under the Internal Revenue Code, with certain modifications. The modifications to the Internal Revenue Code in sec. 71.26(3), Wis. Stats. (1987-88) do not include any modifications to Internal Revenue Code sections 358, 362, 368, or 1223.

The Federal Tax Opinion cites various Revenue Rulings issued by the Internal Revenue Service in support of its conclusion that the Reorganization of The Equitable Bank S.S.B. as described is non-taxable. Wisconsin will follow these rulings to the extent they pertain to the sections of the Internal Revenue Code listed above and are incorporated into Wisconsin’s definition of net income under Sec. 71.26(3) Wis. Stats. In Wis. Tax Bulletin No. 57, Tax Releases – Corporation Franchise or Income No.1, the Department of Revenue states:

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

Question: Will federal regulations, rules, and court cases apply when determining the proper treatment of an item of income, expense, etc., for Wisconsin corporate franchise or income tax purposes?

Answer: Yes. The department will apply federal regulations, rules, and court cases that apply to the Internal Revenue Code as defined in the Wisconsin Statutes. Thus, if a deduction is allowable for federal purposes, it generally would be allowable for Wisconsin tax purposes, unless Wisconsin has not adopted that particular section of the Internal Revenue Code.

It should be noted that since these private letter rulings were issued, Wisconsin adopted unitary combined reporting, effective for tax years beginning on January 1, 2009 and thereafter. The definition of net income for Wisconsin income and franchise purposes remains the same under combined reporting as for separate entity reporting. This is provided by Rule Tax Sec. 2.60(2)(k) Wis. Admin Code. Rule Tax Sec. 2.61(6) Wis. Admin. Code details the computation of combined unitary income.

Rule Tax Sec. 2.61(6)(g) Wis. Admin. Code sets out the computation of Wisconsin earnings and profits for a combined group.

As provided in the tax rule and in Sec. 71.255(4)(g) Wis. Stats., the recognition of any gain or loss from an intercompany transaction realized as part of the Conversion by MHC and Holding Company, will be deferred to the same extent as under federal tax law and section 1.1502-13.

Based upon our research, we conclude that it is more likely than not that the Wisconsin franchise tax treatment will follow the federal tax treatment of certain income tax consequences of the Reorganization as outlined in the Federal Tax Opinion issued September 10, 2018 by Luse Gorman, PC.

Boards of Directors

TEB Bancorp, Inc.

The Equitable Bank, S.S.B.

TEB MHC

September 10, 2018

CONSENT

We hereby consent to the filing of the Wisconsin Corporation Franchise Tax Opinion as an exhibit to Bank’s Notice of Intent to Convert of The Equitable Bank, S.S.B. (the Bank) being filed pursuant to 12 C.F.R. §303.160 et. seq. and §333.4 filed with the Federal Deposit Insurance Corporation, as an exhibit to Holding Company’s Application on Form FR Y-3, as filed with the Board of Governors of the Federal Reserve System, and as an exhibit to Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in such filings under the captions “The Reorganization and Offering - Material Income Tax Consequences” and “Legal and Tax Matters.” The use of this state tax opinion is limited to the FDIC filing, the Form FR Y-3 filing and to the Registration Statement on Form S-1.

Very truly yours,

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP